                                                                    EXHIBIT 20.1

                              FINANCIAL STATEMENTS
                             SILICON INVESTOR, INC.

                             Silicon Investor, Inc.

                              Financial Statements





                                    CONTENTS



Report of Independent Auditors.............................................. 1

Audited Financial Statements

Balance Sheet............................................................... 2
Statement of Operations..................................................... 3
Statement of Stockholders' Equity........................................... 4
Statement of Cash Flows..................................................... 5
Notes to Financial Statements............................................... 6

The Board of Directors
Silicon Investor, Inc.

We have audited the accompanying balance sheet of Silicon Investor, Inc. (the Company) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silicon Investor, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                        Ernst & Young LLP

Kansas City, Missouri
April 28, 1998

                             Silicon Investor, Inc.

                                  Balance Sheet

                                                            DECEMBER 31,
                                                                1997
                                                            ------------

ASSETS
Current assets:
  Cash                                                        $ 55,107
  Accounts receivable                                           61,558
  Prepaid expenses and other current assets                        455
                                                              --------
Total current assets                                           117,120

Property and equipment (Note 2)                                170,401

Other assets                                                     3,820

                                                              --------
Total assets                                                  $291,341
                                                              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to stockholders (Note 4)                      $ 86,998
  Accounts payable                                               7,518
  Accrued payroll                                                   --
  Income taxes payable                                              --
  Deferred revenue                                              18,424
  Deferred income taxes                                             --
                                                              --------
Total current liabilities                                      112,940

Stockholders' equity:
  Common stock, $.00001 par value:
    Authorized shares - 20,000,000
    Issued and outstanding shares - 10,353,992                 173,164
  Retained earnings                                              5,237
                                                              --------
Total stockholders' equity                                     178,401
                                                              ========
Total liabilities and stockholders' equity                    $291,341
                                                              ========



                             See accompanying notes.

                             Silicon Investor, Inc.

                             Statement of Operations



                                            YEAR ENDED
                                           DECEMBER 31,
                                               1997
                                           ------------

Revenue:
  Membership fees                           $   479,410
  Advertising                                    78,681
                                            -----------
                                                558,091

Cost of revenue                                 144,343
                                            -----------
Gross profit                                    413,748

Operating expenses:
  Research and development                       54,557
  General and administrative                    113,223
  Depreciation                                   30,039
                                            -----------
                                                197,819
                                            -----------
Operating income                                215,929

Other expense:
  Interest expense                                7,000
  Other, net                                     39,489
                                            -----------
                                                 46,489

Income before income taxes                      169,440
Income tax expense (Note 3)                           -
                                            ===========
Net income                                  $   169,440
                                            ===========

Net income per share -
  basic and diluted (Note 8)                $       .02
                                            ===========

Weighted average common shares
  outstanding - basic                        10,326,291
                                            ===========

Weighted average common shares
  outstanding - assuming dilution            10,385,804
                                            ===========


                             See accompanying notes.

                             Silicon Investor, Inc.

                        Statement of Stockholders' Equity

                                                                              TOTAL
                                           COMMON STOCK         RETAINED   STOCKHOLDERS'
                                        SHARES      AMOUNT      EARNINGS      EQUITY
                                      -------------------------------------------------

Balance at December 31, 1996          10,309,280   $170,928    $(164,203)    $  6,725
  Issuance of common stock upon
    exercise of stock options             44,712      2,236           --        2,236
  Net income                                  --         --      169,440      169,440
                                      -------------------------------------------------
Balance at December 31, 1997          10,353,992    173,164        5,237      178,401
                                      ==========   ========    =========     ========








                             See accompanying notes.

                             Silicon Investor, Inc.

                             Statement of Cash Flows



                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                               ------------

OPERATING ACTIVITIES
Net income                                                      $ 169,440
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Depreciation                                                   30,039
    Loss on sale of property and equipment                         31,338
    Changes in operating assets and liabilities:
      Accounts receivable                                         (61,558)
      Prepaid expenses and other current assets                    37,397
      Accounts payable                                            (39,077)
      Deferred revenue                                             18,424
                                                                ---------
Net cash provided by operating activities                         186,003

INVESTING ACTIVITIES
Purchases of property and equipment                              (140,791)
Proceeds from sale of property and equipment                        1,000
                                                                ---------
Net cash used in investing activities                            (139,791)

FINANCING ACTIVITIES
Proceeds from borrowings from stockholders                         19,813
Principal payments on notes payable to stockholders               (50,000)
Proceeds from exercise of stock options                             2,236
                                                                ---------
Net cash provided by (used in) financing activities               (27,951)
Net increase in cash                                               18,261
Cash at beginning of period                                        36,846
                                                                =========
Cash at end of period                                           $  55,107
                                                                =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the year:
  Interest                                                      $   7,000
                                                                =========
  Income taxes                                                  $      --
                                                                =========



                             See accompanying notes.

                             Silicon Investor, Inc.
                         Notes to Financial Statements
                               December 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Silicon Investor, Inc. (the Company) is a Delaware company which began operations in 1995, under the name VB-Web Partners, Inc. The Company maintains a site on the World Wide Web which provides information for technology stocks. The Company charges a membership fee to users of the web site who request discussion capabilities. In addition, the Company earns revenue from those vendors who advertise on the Company's web site.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation for financial reporting purposes is calculated using the straight-line method, over the useful lives of the assets, ranging from five to seven years. Repair and maintenance costs are charged to expense as incurred.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                             Silicon Investor, Inc.
                   Notes to Financial Statements (continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options and have adopted the pro forma disclosure requirements under SFAS No. 123 "Accounting for Stock-Based Compensation." Under APB No. 25, because the exercise price of the Company's employee stock options is equal to or greater than the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.

NET INCOME (LOSS) PER SHARE

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which the Company adopted for the year ended December 31, 1997. Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the dilutive effect of stock options granted. (See Note 8).

REVENUE RECOGNITION

During the normal course of business, the Company enters into contracts with companies who wish to advertise on the Company's web site. The Company recognizes advertising revenues based on contracted rates over the course of the contract term. Deferred revenue represents billings for advertising services to be rendered subsequent to the end of the period. The Company recognizes revenue for membership subscriptions when fees are received as consummation of a revenue transaction is uncertain until cash is received.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                             Silicon Investor, Inc.
                   Notes to Financial Statements (continued)


2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                      DECEMBER 31,
                                          1997
                                      ------------

Office furniture and equipment         $  17,771
Computer hardware                        181,352
Computer software                          6,593
                                       ---------
                                         205,716

Accumulated depreciation                  35,315
                                       =========
                                       $ 170,401
                                       =========

3. INCOME TAXES

The Company files a cash-basis income tax return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                      DECEMBER 31,
                                          1997
                                      ------------

Deferred tax assets:
  Net operating loss carryforwards     $  22,824
  Accounts payable                         4,722
                                       ---------
                                          27,546

Deferred tax liabilities:
  Accounts receivable                    (17,254)
  Property and equipment                  (6,897)
  Other                                   (1,202)
                                       ---------
                                         (25,353)

Valuation reserves                        (2,193)
                                       =========
Net deferred tax liability             $      --
                                       =========

                             Silicon Investor, Inc.
                   Notes to Financial Statements (continued)


3. INCOME TAXES (CONTINUED)

The net deferred tax assets otherwise recorded in 1997 are offset by valuation reserves of a similar amount due to uncertainty of future realization.

A reconciliation of the income tax provision to the amounts computed at the federal statutory rate is as follows:

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                                     1997
                                                 ------------

Federal income tax provision at statutory rate       $57,610
State income taxes, net of federal tax benefit         6,710
Change in valuation reserve                          (64,320)
Other                                                     --
                                                 ===========
                                                 $        --
                                                 ===========

At December 31, 1997, net operating loss carryforwards of $46,341 are available to reduce future federal income taxes and will begin to expire in 2010, if unused.



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

                             Silicon Investor, Inc.
                   Notes to Financial Statements (continued)


4. NOTES PAYABLE TO STOCKHOLDERS

The Company has unsecured notes payable with three different stockholders totaling $86,998 at December 31, 1997. These notes are primarily a result of cash advances to the Company, are noninterest bearing and do not have stated repayment terms. The holder of each note can demand full or partial repayment at any time. Accordingly, the amount outstanding under each note is classified as a current liability in the accompanying balance sheets.

5. RELATED-PARTY TRANSACTIONS

The Company's primary legal counsel is also a stockholder. During the year ended December 31, 1997, the Company paid this stockholder $15,905 in legal fees.

6. LEASE COMMITMENTS

The Company leases office space under a noncancelable operating lease agreement expiring in 1998. The minimum annual rental commitments for the year ended December 31 1998, under this noncancelable operating lease is $30,600. Rental expense under all leases was $15,235 for the year ended December 31, 1997.

7. STOCK OPTION PLAN

In 1996, the Company adopted the 1996 Stock Plan under which an aggregate of 1,500,000 shares of common stock were reserved for grants to employees, members of the Board of Directors and independent contractors. Options granted under this plan may be designated as incentive or nonqualified at the discretion of the Plan Administrator and expire 10 years from the date of grant.

A committee appointed by the Board of Directors determines the option price for stock options granted under the Stock Plan. Incentive stock options may be granted at not less than 100% of the fair market value per share at the date of grant as determined by the Board of Directors or committee thereof, except for incentive options granted to a person owning greater than 10% of the total combined voting power of the Company's stock, for which the exercise price of the options must be not less than 110% of the fair market value. Stock option activity during the year ended December 31, 1997 is as follows:




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

                             Silicon Investor, Inc.
                   Notes to Financial Statements (continued)


7. STOCK OPTION PLAN (CONTINUED)

                                         SHARES UNDER          WEIGHTED AVERAGE
                                     OUTSTANDING OPTIONS        EXERCISE PRICE
                                     ------------------------------------------

Balance at December 31, 1996                 45,000                   $0.05
  Granted                                   223,848                    0.05
  Exercised                                 (44,712)                   0.05
  Canceled                                 (124,136)                   0.05
                                           --------
Balance at December 31, 1997                100,000                   $0.05
                                           ========

Options considered exercisable as of December 31,1997 were 31,250 at a weighted average exercise price of $0.05 per share. The weighted average remaining contractual life of the outstanding options at December 31, 1997 was 9.08 years. At December 31, 1997, options for 1,355,288 remain available for grant.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share for stock-based awards as if the Company had used the fair value method of accounting for such awards. Under SFAS No. 123, the fair value is calculated through the use of option pricing models. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted-average assumptions: expected life, 18 months following vesting; risk free interest rate of 6% and no dividends during the expected term. Stock price volatility is not considered under the minimum value method. Based on these calculations and assumptions, the effect of applying SFAS No. 123's fair value method to the Company's stock-based awards results in pro forma net income which is not materially different from amounts reported in the accompanying statement of income.



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

                             Silicon Investor, Inc.
                   Notes to Financial Statements (continued)


8. NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of the numerator and denominator used in the calculation of basic and diluted earnings per share:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1997
                                                          ------------

Numerator for basic and diluted earnings per share        $   169,440
                                                          ===========
Denominator:
  Denominator for basic earnings per share - weighted
    average shares                                         10,326,291

Effect of dilutive securities:
  Stock options                                                59,513
                                                          ===========
Denominator for diluted earnings per share - adjusted
  weighted average shares                                  10,385,804
                                                          ===========

9. SUBSEQUENT EVENT

In April 1998, the stockholders' of the Company signed an agreement to exchange all of the common stock of the Company for 1,250,000 shares of go2net, Inc. in a transaction to be accounted for as a pooling of interests.



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